As filed with the Securities and Exchange Commission on _________ ___, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WGNB CORP.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1640130 (I.R.S. Employer Identification No.)

201 Maple Street
P.O. Box 280
Carrollton, Georgia 30117
(Address of Principal Executive Offices) (Zip Code)

WGNB Corp.
2003 Stock Incentive Plan
1994 Incentive Stock Option Plan
(Full titles of the plans)

Steven J. Haack
WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30117
(770) 832-3557
(Telephone number, including area code, of agent for service)

Copies to:
Karen K. Leach
Paul, Hastings, Janofsky & Walker, LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308
(404) 815-2400

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share(2)	offering price(2)	registration fee

Common Stock, $1.25 par value (3)	788,072	$28.95	$21,447,184	$2,717.36

(1)	Represents 128,072 shares issuable upon the exercise of outstanding options previously granted by WGNB Corp. under the 1994 Stock Incentive Plan and 660,000 shares subject to outstanding options previously granted or reserved for issuance under options and other awards to be granted by WGNB Corp. under the 2003 Incentive Stock Plan. Pursuant to Rule 416(a), this registration statement covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock dividends or similar transactions as provided in the above-referenced plans.

(2)	In accordance with Rule 457(h), the aggregate offering price of shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of (a) a weighted per share exercise price of $18.2822 for 128,072 options issued and outstanding under the WGNB Corp. 1994 Incentive Stock Option Plan (b) a weighted per share exercise price of $28.87 for 15,639 options subject to outstanding awards under the WGNB Corp. 2003 Stock Incentive Plan and (c) $28.95 for 644,361 options available for grant under the WGNB Corp. 2003 Stock Incentive Plan based on the average high and low prices of the Registrant’s Common Stock traded on the Nasdaq Smallcap Market System.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 registers shares of common stock, par value $1.25 per share (the “Common Stock”), of WGNB Corp., a Georgia corporation (“WGNB” or the “Company”), which may be issued in connection with, or in respect of, options to purchase shares of Common Stock outstanding pursuant to the WGNB Corp. 1994 Incentive Stock Option Plan (the “1994 Plan”) and options and restricted stock awards outstanding or that may be granted and/or awarded pursuant to the WGNB Corp. 2003 Stock Incentive Plan (the “2003 Plan” and, with the 1994 Plan, the “WGNB Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by WGNB with the Commission (File No. 000-30805) and are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the year ended December 31, 2003;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by WGNB’s annual report referred to in (a) above; and

     (c) The description of WGNB’s Common Stock which is contained in its registration statement on Form 10 filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by WGNB pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company’s Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. In addition, if at any time the Georgia Code shall have been amended to authorize further elimination or limitation of the liability of a director, then the liability of the director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Georgia Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     The Company’s Articles of Incorporation contain certain provisions which provide indemnification to directors and officers of the Company that is broader than the protection expressly mandated in Section 14-2-852 and 14-2-857 of the Georgia Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Georgia Code would require the Company to indemnify such persons against expenses (including attorney’s fees) actually and reasonably incurred in connection therewith. The Georgia Code expressly allows the Company to provide for greater indemnification rights to its officers and directors subject to shareholder approval.

     The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Number	Description
4.1	Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10-SB filed June 14, 2000 (the “Form SB”)).

4.2	Rights Agreement dated as of February 12, 1997 between the Company and SunTrust Bank, Atlanta (Incorporated by reference to Exhibit 4.3 to the Form 10-SB).

4.3	1994 Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the Form 10-SB).

4.4	WGNB Corp. 2003 Stock Incentive Plan (Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed March 24, 2003).

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings.

     (a)      The undersigned Registrant hereby undertakes:

               (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Georgia, on the 14th day of June, 2004.

WGNB CORP.

By:	/s/ L. Leighton Alston L. Leighton Alston President and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of WGNB Corp., do hereby make, constitute and appoint L. Leighton Alston and Steven J. Haack, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ L. Leighton Alston L. Leighton Alston, President, Chief Executive Officer and Director [Principal Executive Officer]	Date: June 8, 2004

/s/ Steven J. Haack Steven J. Haack, Secretary and Treasurer [Principal Financial and Accounting Officer]	Date: June 8, 2004

/s/ W. T. Green W. T. Green, Chairman of the Board	Date: June 8, 2004

/s/ Wanda W. Calhoun Wanda W. Calhoun, Director	Date: June 8, 2004

/s/ Grady W. Cole Grady W. Cole, Director	Date: June 8, 2004

/s/ Richard A. Duncan Richard A. Duncan, Director	Date: June 8, 2004

/s/ L. G. Joyner L.G. (Jack) Joyner, Director	Date: June 8, 2004

/s/ R. David Perry R. David Perry, Director	Date: June 8, 2004

/s/ L. Richard Plunkett L. Richard Plunkett, Director	Date: June 8, 2004

/s/ Thomas E. Reeve, III Thomas E. Reeve, III, M.D., Director	Date: June 8, 2004

/s/ Thomas T. Richards Thomas T. Richards, Director	Date: June 8, 2004

/s/ Oscar W. Roberts, III Oscar W. Roberts, III, Director	Date: June 8, 2004

/s/ Frank T. Thomasson, III Frank T. Thomasson, III, Director	Date: June 8, 2004

/s/ J. Thomas Vance J. Thomas Vance, Director	Date: June 8, 2004

/s/Charles M. Willis, Sr. Charles M. Willis, Sr., Director	Date: June 8, 2004

EXHIBIT INDEX

     The following exhibits are filed as part of this Registration Statement:

Number	Description
4.1	Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10-SB filed June 14, 2000 (the “Form SB”)).

4.2	Rights Agreement dated as of February 12, 1997 between the Company and SunTrust Bank, Atlanta (Incorporated by reference to Exhibit 4.3 to the Form 10-SB).

4.3	1994 Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the Form 10-SB).

4.4	WGNB Corp. 2003 Stock Incentive Plan (Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed March 24, 2003).

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).